Exhibit 10.8

FIRST AMENDMENT TO LOAN AGREEMENT

This First Amendment to Loan Agreement (this “Amendment”) is made this 3rd day of February, 2011, by and among METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Lender”), WEST BEACH STREET WATSONVILLE, LLC, a California limited liability company (“WBSW”) and WEST GONZALES ROAD OXNARD, LLC, a California limited liability company (“WGRO”) (hereafter referred to collectively as “Borrower”), and GLADSTONE LAND CORPORATION, a Delaware corporation (the “Guarantor”) with reference to the following recitals of fact:

A. Lender, WBSW and Guarantor are parties to that certain Loan Agreement executed as of December 30, 2010 (the “Loan Agreement”). The Loan Agreement was executed in connection with a loan (the “Loan”) made by Lender to WBSW evidenced by that certain note dated December 30, 2010 in the original principal amount of up to $45,200,000 (the “Note”). The Note is secured by a Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated December 30, 2010 executed by WBSW for the benefit of Lender (the “Santa Cruz Deed of Trust”), encumbering certain real and personal property in Santa Cruz County, California (the “Santa Cruz Property”) and more particularly described therein.

B. WBSW has requested the Second Disbursement under the terms of the Loan Agreement. Concurrently with the Second Disbursement, (i) WGRO will assume the obligations under the Note as set forth in that certain First Amendment to Promissory Note dated as of even date herewith (the “Note Amendment”), (ii) execute for the benefit of Lender a Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing of even date herewith (the “Ventura Deed of Trust”) executed by WGRO, as trustor, for the benefit of Lender, as beneficiary, encumbering certain real and other property situated in Ventura County, California (the “Ventura Property”) as more particularly described therein; and (iii) undertake the obligations relating to the Loan under the balance of the Loan Documents.

C. The parties enter into this Amendment to confirm the addition of WGRO as a party to the Loan and to provide for certain other terms relating to the Second Disbursement of the Loan. Capitalized terms not otherwise defined herein shall have the meaning given in the Loan Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Guarantor and Lender hereby agree as follows:

1. Status of Existing Loan. Borrower acknowledges for the benefit of Lender that the Note, as amended by the Note Amendment, the Loan Agreement, as amended by this Amendment, the Santa Cruz Deed of Trust, and the Ventura Deed of Trust, and any additional documents required by Lender or executed by any Borrower in connection with the Loan (collectively, the “Loan Documents”) are all valid and binding obligations enforceable in accordance with their terms, and that Borrower has no offset or defense against the indebtedness evidenced by the Note, as amended, or any of the obligations set forth in the Loan Documents.

2. Assumption. WGRO hereby joins as a party to the Loan Agreement and assumes all of the obligations of the “Borrower” thereunder, jointly and severally with WBSW.

3. Definitions. All references in the Loan Agreement to the “Deed of Trust” are hereby amended to mean collectively the Santa Cruz Deed of Trust and the Ventura Deed of Trust. All references in the Loan Agreement to the “Note” are hereby amended to mean collectively the Note, as modified by the Note Amendment. All references in the Loan Agreement to the “Property” are hereby amended to mean collectively the Santa Cruz Property and the Ventura Property. Finally, all references in the Loan Agreement to the “Borrower” are hereby amended to mean WGRO and WBSW, collectively, as the context requires.

4. Cross Default and Cross-Collateralization. Borrower and Guarantor acknowledge that the Deeds of Trust are collateral for the entire Loan, and the occurrence of a default under either of the Deeds of Trust or any of the Loan Documents will comprise a default under all of the Deeds of Trust and Loan Documents.

5. Consent of Guarantor. Guarantor hereby consents to the making of the Second Disbursement under the terms of the Loan Agreement, as amended hereby, and further, consents to the execution by WGRO and WBSW of this Amendment, the Note Amendment, the Ventura Deed of Trust and any other documents or modifications to documents contemplated hereby.

6. Representations and Warranties. Borrower hereby restates and reaffirms all of the covenants, representations and warranties set forth in the Loan Agreement, as if made as of the date of this Amendment and with regard to the Loan and the Second Disbursement. In particular, all of the representations and warranties set forth in Section 3 of the Loan Agreement, as applied to both entities comprising Borrower and all of the Property, remain true, accurate and complete, and Section 8 of the Loan Agreement shall be determined based on both entities comprising Borrower. Borrower hereby represents and warrants that each of the conditions precedent to the advance of the Second Disbursement have been satisfied, as of the date hereof.

7. Provisions Regarding Multiple Borrowers. The following provision is hereby added as Section 6 on Exhibit A of the Loan Agreement:

“(6) CONSEQUENCES OF LOAN STRUCTURE.

a.	Each Borrower and Guarantor understands and agrees that:

(i)	unless and to the extent otherwise released by the Lender in writing, the Property pledged by each Borrower will secure the entire amount of the Loan under the Note and the other Loan Documents;

(ii)	a default by any or all of the entities comprising Borrower under the Deeds of Trust or the Note, Security Documents or other Loan Documents will also constitute a default under the entire Loan and all other Loan Documents executed or delivered to evidence or secure the Loan or any portion thereof;

(iii)	no Borrower will be entitled to the release of Lender’s security interest in any portion of the Property owned by such Borrower until the entire Loan has been paid in full;

(iv)	a result of the structure of the Loan is that all of the Property, regardless of the form by which it is encumbered or the ownership, shall now be security for the repayment of all of the Note, and shall be available to satisfy the obligations incurred in connection with the entire Loan and Note;

(v)	a default by any Borrower under any Note or the Loan Documents could result in the judicial or non-judicial sale of some or all the Property for the Loan, and the application of the proceeds from such sale to complete or only partial satisfaction of the joint and several obligations of the respective Borrower under the Note or Loan Documents.

b.	Due to the business relationships among the Borrower there is a community of interests among the Borrower such that the benefits of the Loan and the Note evidencing the Loan flowing to one Borrower also benefits the other Borrower. The benefit of the Loan to each Borrower constitutes the reasonably equivalent value of the aggregate transfers made and the aggregate obligations incurred by each of the Borrower in connection with the Loan.

c.	The proceeds of the Loan will be used:

(i)	to acquire the Santa Cruz Property (the First Disbursement);

(ii)	to refinance certain existing financing which is secured by the Ventura Property (the Second Disbursement); and

(iii)	to provide working capital for the acquisition of Future Property which will be additional security for the Loan (subsequent Disbursements).

No portion of the Loan proceeds will be used to pay any antecedent debt owed by any of the Borrower or Guarantor to Lender.

d.	After diligent inquiry, Borrowers have determined:

(i)	the interest rate and repayment terms of the Loan are more favorable than those any could have obtained without the pledge of each Borrower’s ownership interest in the Property as collateral for the Loan and the joint and several liability of the Borrower;

(ii)	the relationship of the business operations conducted on the combined property encumbered by the Deeds of Trust is such that the property in the aggregate is more valuable than the sum of each portion thereof owned by each Borrower, and separate financing of the parcels of Property owned by any Borrower would be uneconomical and inefficient; and

(iii)	the Loan and collateral structure is beneficial to the Borrowers’ and the Guarantor’s collective interests.

e.	None of the Borrower or Guarantor is insolvent as of the date of this Agreement. None of the Borrower or Guarantor will become insolvent as a result of the obligations incurred and transfers made in connection with the Loan. None of the Borrower or Guarantor is, or is about to be, engaged in a business or transaction for which such Borrower or Guarantor will have an unreasonably small amount of capital after the closing of the Loan. None of the Borrower or Guarantor has incurred, or contemplates incurring, debts beyond such Borrower’s or Guarantor’s ability to pay as such debts become due.

f.	The transfers made and obligations incurred by each Borrower and Guarantor in connection with the Loan are not made with the intent to hinder, delay or defraud any person to which any Borrower or Guarantor was, is, or hereinafter will become, indebted.

g.

To the extent any Borrower may be deemed a guarantor of any other Borrower’s obligations to Lender, each such Borrower hereby waives (a) all rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses that are or may become available to such guarantying Borrower (each Borrower, when acting in the capacity of a guarantor, being referred to in this Section as a “Obligor”) or its successors by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, as amended from time to time, (b) all rights and defenses with respect to its obligations under the Loan Documents by reason of any election of remedies by Lender or its successors in interest, (c) all rights and defenses arising from the alteration of the original Loan obligation or in the event the rights or remedies of the Lender against any Obligor are in any way impaired or suspended, and (d) all rights and defenses because the Notes are secured by real property, including, without limitation, any rights or defenses that are directly or indirectly based upon the application of Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure, as amended from time to time, to the Note or any other obligation of any other Obligors. This waiver is specifically intended to apply to and incorporate all of the waivers permitted by Section 2856(a) of the California Civil Code. By executing this Amendment, and without impairing any other waiver herein, each Obligor acknowledges and agrees as follows:

(i)	Lender may collect any sums due or becoming due under the Loan Documents from any Guarantor or Obligor without first foreclosing on any real or personal property collateral pledged by any Obligor as security for the Loan;

(ii)	If Lender forecloses on any real property collateral pledged or encumbered as security for the Loan:

(A)	The outstanding amount of the Loan may be reduced only by the price for which that Property is sold at the foreclosure sale, even if the Property is worth more than the sale price; and

(B)	Lender may collect from the Guarantor and Obligors even if Lender, by foreclosing on real property, has destroyed any right the Guarantor or Obligors may have to collect from any other Obligors or Guarantor or any other party;

(iii)	This Section is an unconditional and irrevocable waiver of any rights and defenses the Obligors may have because the Loan is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure; and

(iv)	Each Obligor waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Obligor’s rights of subrogation and reimbursement against any other Obligor by the operation of Section 580d of the California Code of Civil Procedure or otherwise.”

8. Miscellaneous. Borrower and Lender hereby agree that all references in the Loan Agreement to Loan Documents shall include the Note Amendment, this Amendment and the Ventura Deed of Trust. Furthermore, the Note Amendment and the Ventura Deed of Trust shall be interpreted in accordance with the provisions of this Amendment and any related terms set forth in such documents are hereby modified accordingly.

9. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original and all of which, when combined, shall constitute one and the same instrument.

10. Reaffirmation. Except as specifically amended by this Amendment, the Loan Agreement shall remain unmodified and in full force and effect. Borrower hereby reaffirms for the benefit of Lender, each and every of the terms and provisions of the Note, the First Amendment and the Loan Agreement as originally set forth therein.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

“Lender” METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation		“Borrower” WEST BEACH STREET WATSONVILLE, LLC, a California limited liability company

By	/s/ Leon A. Moreno	By: Gladstone Land Limited Partnership, a Delaware limited partnership, its Manager By: Gladstone Land Corporation, a Delaware corporation, its General Partner
Printed Name: Leon A. Moreno
Title: Director

“Guarantor”

GLADSTONE LAND CORPORATION, a Delaware corporation		By:	/s/ David Gladstone
Name: David Gladstone
Its: CEO

By	/s/ David Gladstone

WEST GONZALES ROAD OXNARD, LLC,
a California limited liability company

By:   Gladstone Land Limited Partnership,

         a Delaware limited partnership,
         its Manager

By:    Gladstone Land Corporation,
a Delaware corporation,
its General Partner

Name: David Gladstone
Its: CEO

		By:	/s/ David Gladstone
Name: David Gladstone
Its: CEO